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                                                                      Exhibit 35
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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            AVANT-GARDE OPTICS, INC.

                           LUXOTTICA ACQUISITION CORP.

                                       and

                       THE UNITED STATES SHOE CORPORATION

                           Dated as of April 21, 1995


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                            TABLE OF CONTENTS

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
ARTICLE I

         THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1   The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2   Company Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3   831 Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.4   Board of Directors of the Company  . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II

         THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1   Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                    2.1.1   Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                    2.1.2   Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                    2.1.3   Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                    2.1.4   Conversion of Common Shares   . . . . . . . . . . . . . . . . . . . . .   6
         2.2   Meeting of Holders of Common Shares  . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3   Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4   Payment for Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.5   Closing of the Company's Transfer Books  . . . . . . . . . . . . . . . . . . . . . .   9
         2.6   The Company Stock Options and Related Matters  . . . . . . . . . . . . . . . . . . .   9
         2.7   Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER . . . . . . . . . . . . . . . . . .  11
         3.1   Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.2   Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3   Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.4   Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.5   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.6   Offer Documents; Schedule 14D-9; Proxy Statement . . . . . . . . . . . . . . . . . .  12
         3.7   Acquiring Person Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.8   831 Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.9   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . .  14
         4.1   Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2   Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.3   Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5   Commission Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.7   Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.8   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


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
         4.9   Proxy Statement; Schedule 14D-9; Offer Documents . . . . . . . . . . . . . . . . .  22
         4.10  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.11  831 Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.12  Company Notice and Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.13  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.14  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.15  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.16  Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE V

         COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.1   No Solicitation and Other Actions  . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.2   Interim Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    5.2.1   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . .  25
                    5.2.2   Articles and Code of Regulations  . . . . . . . . . . . . . . . . . .  25
                    5.2.3   Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                    5.2.4   Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                    5.2.5   Employee Plans; Compensation  . . . . . . . . . . . . . . . . . . . .  26
                    5.2.6   Loans and Investments   . . . . . . . . . . . . . . . . . . . . . . .  27
                    5.2.7   Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .  27
                    5.2.8   Litigation; Settlement of Claims  . . . . . . . . . . . . . . . . . .  27
                    5.2.9   Accounting Policies   . . . . . . . . . . . . . . . . . . . . . . . .  27
                    5.2.10  Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    5.2.11  Business Combination  . . . . . . . . . . . . . . . . . . . . . . . .  28
                    5.2.12  No Amendment to Rights Agreement  . . . . . . . . . . . . . . . . . .  28
                    5.2.13  Shareholder Meetings  . . . . . . . . . . . . . . . . . . . . . . . .  28
                    5.2.14  No Amendment to Nine West Agreement   . . . . . . . . . . . . . . . .  28
                    5.2.15  Advertising Agreements  . . . . . . . . . . . . . . . . . . . . . . .  29
         5.3   Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.4   Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.5   State Takeover Statutes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.6   Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.7   Solicitation of Proxies for 831 Meeting  . . . . . . . . . . . . . . . . . . . . .  30
         5.8   Indemnification, Insurance and Certain Other Employee-Related Matters. . . . . . .  31
         5.9   Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.10  Compliance with Antitrust Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.11  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    5.12   Disposition of Litigation  . . . . . . . . . . . . . . . . . . . . . .  35
                    5.13   Proxy Contests   . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI

         CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.1   Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                    6.1.1   Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . .  35
                    6.1.2   Purchase of Shares  . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    6.1.3   Injunctions; Illegality   . . . . . . . . . . . . . . . . . . . . . .  36


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
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ARTICLE VII

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.2   Non-Survival of Representations, Warranties and Agreements . . . . . . . . . . .  37
         7.3   Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.5   Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.6   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.7   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.9   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.10  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.11  Obligation of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.12  Enforcement of the Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.13  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


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                                     ANNEXES

Annex A - Conditions of the Offer

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                            LIST OF SCHEDULES

Schedule 4.3              Required Consents and Approvals

Schedule 4.7              Employee Benefit Plans

Schedule 4.8              Certain Tax Matters

Schedule 5.2.15           Advertising Agreements

Schedule 5.8(d)           Economic Bridge Program


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                          AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of April 21, 1995 (this "Agreement"), by and among AVANT-GARDE OPTICS, INC., a New York corporation ("Parent"), LUXOTTICA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and THE UNITED STATES SHOE CORPORATION, an Ohio corporation (the "Company").

                 Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                THE TENDER OFFER

                 1.1 The Offer. (a) Purchaser will, and Parent will cause Purchaser to, amend and supplement its outstanding tender offer for any and all outstanding common shares, without par value (the "Common Shares") (including the associated preference share purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of March 31, 1986, as amended by the First Amendment to the Rights Agreement, dated as of March 23, 1988, each between the Company and Morgan Shareholder Services Trust Company (as successor to Morgan Guaranty Trust Company of New York), as Rights Agent and by a Second Amendment to the Rights Agreement, dated as of June 1, 1993, between the Company and The Bank of New York, as Rights Agent, and by a Third Amendment to the Rights Agreement, dated as of March 29, 1995, between the Company and State Street Bank and Trust Company, as Rights Agent (as so amended, the "Rights Agreement")), of the Company (the "Offer") in accordance with, and to the extent required by, the provisions of this Agreement as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the date hereof to provide that (i) the purchase price offered pursuant to the Offer will be $28.00 per Common Share (including the associated Rights), net to the seller in cash, (ii) the obligation of Purchaser to accept for payment and pay for Common Shares (including the associated Rights) tendered pursuant to the Offer will be subject only to the conditions (A) that the control share acquisition, as such phrase is used in Section 1701.831 of the Ohio General Corporation Law (the "GCL") by Purchaser (the "Control Share Acquisition") will be authorized by the holders of Common Shares pursuant to Section 1701.831 at a special meeting of the holders of Common Shares duly and validly called and held in accordance with Section 1701.831 or Purchaser is satisfied, in its sole discretion, that Section 1701.831 is invalid or inapplicable to the acquisition of Common Shares pursuant to the Offer (the

"Control Share Condition"), (B) that the number of Common Shares being validly tendered and not withdrawn prior to the expiration date provided in the Offer, when added to the Common Shares beneficially owned by Purchaser and its affiliates, will constitute not less than two-thirds of the Common Shares outstanding on a fully diluted basis (the "Minimum Share Condition"), and (C) that are set forth in Annex A hereto, and (iii) the expiration date of the Offer will be extended until the later of (A) midnight on the tenth business day following the date of such amendment referred to above or (B) the earlier of (x) the satisfaction of the Control Share Condition in the event the Control Share Condition is satisfied by Purchaser determining that Section 1701.831 is invalid or inapplicable to the acquisition of Common Shares pursuant to the Offer, and
(y) midnight on the second business day next succeeding the date of the 831 Meeting (as hereinafter defined). Any such condition other than the Minimum Share Condition and the Control Share Condition may be waived by Purchaser in its sole discretion. Purchaser will accept for payment all Common Shares (including the associated Rights) validly tendered pursuant to the Offer and not withdrawn prior to the expiration date of the Offer as soon as legally permissible, and pay for all such Common Shares (including the associated Rights) as promptly as practicable thereafter, in each case subject only to the conditions referred to above in this Section 1.1(a). Without the prior written consent of the Company, Purchaser will not (u) reduce the number of Common Shares to be purchased in the Offer, (v) reduce the purchase price offered pursuant to the Offer, (w) impose conditions to the Offer in addition to those set forth on Annex A, (x) change the form of consideration payable in the Offer,
(y) otherwise amend the Offer (other than amendments which are not adverse to the Company or its shareholders) or (z) extend the time of the expiration of the Offer if all conditions to the Offer are then, as provided in the Offer, satisfied or waived.

                 (b) As soon as practicable on the date of the amendment of the Offer, Luxottica Group S.p.A., a corporation organized under the laws of the Republic of Italy ("Luxottica Group") and Purchaser will file with the Securities and Exchange Commission (the "Commission") an amendment to their Tender Offer Statement on Schedule 14D-1 (together with any amendments or supplements thereto, the "Schedule 14D-1") with respect to the Offer, which will contain or incorporate by reference an amendment and supplement to the offer to purchase and forms of the related letter of transmittal and any related summary advertisement (such Schedule 14D-1 and such other documents, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel will be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the Commission or dissemination to holders of Common Shares. If required, immediately prior to the amendment of the Offer,

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Luxottica Group and Purchaser will file with the Ohio Division of Securities the information required under Section 1707.041(A)(2) of the Ohio Revised Code, and will use their best efforts to prevent or cause to be lifted any suspension of the Offer imposed by the Ohio Division of Securities in connection with such filing.

                 1.2 Company Action. The Company hereby consents to the
Offer, as amended pursuant to Section 1.1. Promptly after the date hereof, the Company will file with the Commission and mail to the holders of Common Shares an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to the Exchange Act with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents and warrants, that the Board of Directors of the Company has at a meeting duly called and held and at which a quorum was present and acting throughout, by the unanimous vote of all directors present (a) approved the transactions contemplated hereby in a manner satisfying the requirements of paragraph 2(A) of Article Seventh of the Articles of Incorporation of the Company, (b) determined that the Offer and the related business combination transaction pursuant to which Purchaser will merge with and into the Company (the "Merger") are fair to and in the best interests of the Company and its shareholders, (c) approved the Offer, this Agreement and the Merger, (d) recommended that the holders of Common Shares authorize the purchase of Common Shares by the Purchaser for purposes of Section 1701.831 of the GCL,
(e) recommended acceptance of the Offer, the tender of Common Shares pursuant to the Offer and approval and adoption of this Agreement and the Merger by the holders of Common Shares, (f) taken all actions which are necessary on the part of its Board of Directors as contemplated by Section 1704.02(A) of the Ohio Revised Code in order to make Chapter 1704 of the Ohio Revised Code inapplicable to the Merger, and (g) determined that the Offer is a Permitted Offer (as defined in the Rights Agreement) for purposes of the Rights Agreement (the "Recommendation"); provided that the Recommendation, in whole or in part (other than the parts referred to in clauses (a), (f) and (g) above, which were effected by irrevocable action), may be withdrawn, modified or amended if and to the extent legally required for the discharge by the Company's directors of their fiduciary duties as advised by independent legal counsel, who may be the Company's regularly engaged independent legal counsel (a "Director Duty"). Parent, Purchaser and their counsel will be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the Commission or dissemination to the holders of Common Shares. The Company will furnish to Parent and Purchaser, upon request, a copy of the resolutions adopting the Recommendation certified by an appropriate officer of the Company.

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



                 1.3 831 Meeting. The parties acknowledge that a special meeting of the holders of Common Shares for the purpose of voting to authorize the Control Share Acquisition of Common Shares by Purchaser pursuant to Section 1701.831 of the GCL was called for April 21, 1995 (the "Original 831 Meeting") and adjourned to May 5, 1995 (the "Rescheduled 831 Meeting"). In the event that the 831 Proxy Statement has not been circulated for a sufficient period of days by the date of the Rescheduled 831 Meeting, Parent, Purchaser and the Company (without affecting the Company's right to withdraw its Recommendation referred to in Section 1.2(d) pursuant to a Director Duty) will use their respective best efforts to adjourn the Rescheduled 831 Meeting to such other date as the Company and Purchaser may mutually determine from time to time in accordance with the GCL (the adjourned meeting at which the Control Share Acquisition is submitted for a vote to the holders of Common Shares is herein referred to as the "831 Meeting").

                 1.4 Board of Directors of the Company. If requested by Parent, the Company will, promptly following the acceptance for payment of the Common Shares to be purchased pursuant to the Offer, and from time to time thereafter, take all action necessary to cause at least two-thirds of the number of directors, rounded up to the next whole number, of the Company to be persons designated by Parent (whether, at the request of Parent, by increasing the size of the number of directors of the Company or by seeking the resignation of directors and causing Parent's designees to be elected to fill the vacancies so created) as will give Parent representation on the Board of Directors of the Company equal to the product of the number of directors of the Company and the percentage that such number of Common Shares so purchased bears to the number of Common Shares outstanding. At such time, the Company also will take all action permitted by law to cause persons designated by Parent to constitute at least the same percentage as is on the Company's Board of Directors of (a) each committee of the Company's Board of Directors, (b) the board of directors of each subsidiary of the Company, and (c) each committee, if any, of each such board of directors. The Company's obligation to cause designees of Parent to be so elected or appointed as directors of the Company will be subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder. Parent will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and the Company will include in the Schedule 14D-9 such information as is required under Section 14(f) and Rule 14(f)-1. Notwithstanding the foregoing, until the Effective Time (as hereinafter defined), the Company will use its best efforts to assure that the Company's Board of Directors has at least three directors who are directors on the date hereof (the "Continuing Directors"); provided further, that, in such event, if the number

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



of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not shareholders, affiliates or associates of Parent or Purchaser and such persons will be deemed to be Continuing Directors for purposes of this Agreement. The Company will use its best efforts to cause the person(s) so designated by the Continuing Directors to be elected to the Board of Directors of the Company.

                                   ARTICLE II

                                   THE MERGER

                 2.1  Merger.

                 2.1.1 Merger. Subject to the terms and conditions hereof, (a) Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease in accordance with the applicable provisions of the GCL and the Delaware General Corporation Law (the "DGCL") and (b) each of the Company, Purchaser and Parent will use its best efforts to cause the Merger to be consummated as soon as practicable following the expiration of the Offer.

                 2.1.2 Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI hereof, and provided that this Agreement has not been terminated or abandoned pursuant to
Section 7.1 hereof, the Company and Purchaser (the "Constituent Corporations") will cause a duly executed certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of Ohio as provided in Section 1701.81 of the GCL and with the Secretary of State of Delaware as provided in Section 252 of the DGCL (or, if permitted, Section 253 of the DGCL). The Merger will become effective (the "Effective Time") on the date on which the later of the following actions will have been completed: (a) the Certificate of Merger has been duly filed with the Secretary of State of Ohio and (b) the Certificate of Merger has been duly filed with the Secretary of State of Delaware.

                 2.1.3 Effect of Merger. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Ohio, and the separate corporate existence of Purchaser will cease. The Merger will have the effects specified in the GCL and the DGCL. The Articles of Incorporation (the "Articles") and the Code of Regulations

(the "Code of Regulations") of the Company in effect at the Effective Time will be the Articles of Incorporation and Code of Regulations of the Surviving Corporation, until duly amended in accordance with their terms and the GCL. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, to serve in accordance with the Code of Regulations, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and Code of Regulations and the GCL.

                 2.1.4 Conversion of Common Shares. At the Effective
Time, by virtue of the Merger and without any action on the part of the Company, Purchaser, Parent or the holders of any of the following securities, (a) each then-outstanding Common Share not owned by Luxottica Group, Parent, Purchaser or any other direct or indirect subsidiary of Parent (other than those Common Shares held in the treasury of the Company or held by any subsidiary of the Company and the Dissenting Shares (as hereinafter defined)) (including the associated Rights) will be cancelled and retired and be converted into a right to receive in cash an amount per Common Share equal to the highest price per Common Share paid for a Common Share by Purchaser pursuant to the Offer (the "Merger Price"), (b) each then-outstanding Common Share (including the associated Rights) owned by Luxottica Group, Parent, Purchaser or any other direct or indirect subsidiary of Parent will be cancelled and retired, and no payment will be made with respect thereto, (c) each Common Share issued and held in the Company's treasury or held by any subsidiary of the Company will be cancelled and retired, and no payment will be made with respect thereto, and (d) each common share of Purchaser will be converted into and become 500,000 common shares of the Surviving Corporation, which thereafter will constitute all of the issued and outstanding common shares of the Surviving Corporation. Notwithstanding the foregoing provisions of this Section to the contrary, Parent may elect, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as provided for in Section 5.6) is initially to be mailed to the Company's shareholders (or, if the Merger is to be effected without a meeting of holders of Common Shares, in accordance with Section 1701.801 of the GCL and Section 253 of the DGCL, at any time prior thereto), that, instead of merging Purchaser into the Company, the Company merge with and into Purchaser or another direct or indirect wholly owned subsidiary of Luxottica Group. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing, and to provide that Purchaser or such other subsidiary will be the Surviving Corporation and will continue under the name "The United States Shoe Corporation"; provided, however, that if such amendment would otherwise cause any representation or warranty of the Company hereunder no longer to be true or correct in any respect or would otherwise cause the Company to be in breach or to have failed to comply in any respect with any of its obligations hereunder, no such failure of any representation or warranty to be true or correct or breach or failure to comply shall give either Parent, Purchaser or Luxottica Group any rights under this Agreement or under the Offer.

                 2.2 Meeting of Holders of Common Shares. The Company will take all action necessary in accordance with applicable law and its Articles and Code of Regulations to convene a meeting of the holders of Common Shares promptly after the purchase of Common Shares pursuant to the Offer to consider and vote upon the approval of the Merger, if such approval is required by applicable law. At any such meeting, Parent and Purchaser will vote all of the Common Shares then beneficially owned by them in favor of the Merger. The Board of Directors of the Company will recommend that the holders of Common Shares approve the Merger if such approval is required pursuant to the GCL or otherwise; provided that any such recommendation may be withdrawn, modified or amended in accordance with a Director Duty. Prior to any such meeting, in the event that Parent and Purchaser acquire beneficial ownership of at least 90% of the outstanding Common Shares, the parties will take all action necessary to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of holders of Common Shares, in accordance with
Section 1701.801 of the GCL and Section 253 of the DGCL.

                 2.3 Consummation of the Merger. The closing of the Merger (the "Closing") will take place (a) at the offices of Winston & Strawn, 175 Water Street, New York, New York as promptly as practicable after the later of (i) the day of (and immediately following) the receipt of approval of the Merger by the holders of the Common Shares if such approval is required, or as soon as practicable after completion of the Offer if such approval by the holders of the Common Shares is not required, and (ii) the day on which the last of the conditions set forth in Article VI hereof is satisfied or duly waived, or
(b) at such other time and place and on such other date as Purchaser and the Company may agree in writing executed by both parties.

                 2.4 Payment for Common Shares. Purchaser will authorize the depositary for the Offer (or one or more commercial banks organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $100,000,000) to act as Paying Agent hereunder with respect to the Merger (the "Paying Agent"). Each holder (other than Luxottica Group, Parent, Purchaser or any subsidiary of Parent, the Company or any subsidiary of the Company) of a certificate or certificates which immediately prior to the Effective Time represented Common Shares (the "Certificates") will be entitled to receive, upon surrender to the Paying Agent of such Certificates for cancellation and subject to any required withholding of taxes, the aggregate amount of cash into which the Common Shares previously represented by such Certificates will have been converted in the Merger. On or before the Effective Time, Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. Pending payment of such funds to the holders of Common Shares, such funds will be held and invested by the Paying Agent as Parent directs. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Parent will promptly replace any monies lost through any investment made pursuant to this Section 2.4. Until surrendered to the Paying Agent, each Certificate which immediately prior to the Effective Time represented Common Shares (other than Common Shares owned by Luxottica Group, Parent, Purchaser or any other direct or indirect subsidiary of Parent, or treasury shares held by the Company or Common Shares held by any subsidiary of the Company and Dissenting Shares) will be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate amount of cash into which the Common Shares represented thereby will have been converted, subject to any required withholding of taxes. No interest will be paid on the cash payable upon the surrender of the Certificates. Any cash delivered or made available to the Paying Agent pursuant to this Section 2.4 and not exchanged for Certificates within six months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which thereafter will act as Paying Agent, subject to the rights of holders of non-surrendered Certificates under this Article II and any former shareholders of the Company who have not theretofore complied with the instructions for exchanging their Certificates representing Common Shares, who will thereafter look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 2.1, without any interest thereon, but will have no greater rights against the Surviving Corporation (or either Constituent Corporation) than may be accorded to general unsecured creditors thereof under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto will be liable to a holder of Common Shares for any cash or interest thereon delivered to a public official pursuant to applicable abandoned property laws. Promptly after the Effective Time, the Paying Agent will mail to each record holder of Common Shares immediately prior to the Effective Time a form of letter of transmittal (the "Transmittal Letter") and instructions for use thereof in surrendering the Certificates previously representing such Common Shares which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the

Certificates to the Paying Agent in accordance with the terms of delivery specified in the Transmittal Letter and instructions for use thereof in surrendering such Certificates and receiving the Merger Price for each Common Share previously represented thereby.

                 2.5 Closing of the Company's Transfer Books. At the
Effective Time, the stock transfer books of the Company will be closed and no transfer of Common Shares will thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled, retired and exchanged for cash as provided in Section 2.4 hereof, subject to applicable law in the case of Dissenting Shares.

                 2.6 The Company Stock Options and Related Matters. (a)
Prior to the Effective Time, the Board of Directors of the Company will (i) adopt such resolutions and approve such amendments, if any, as are necessary to provide for the cancellation of all stock options (the "Options") to purchase Common Shares granted pursuant to the Company's 1978 Key Personnel Stock Option Plan, 1983 Key Personnel Stock Option Plan, 1985 Outside Directors Stock Option Plan, 1991 Outside Directors Stock Option Plan and 1988 Employee Incentive Plan (all such plans collectively referred to as the "Stock Plans"), effective as of immediately prior to the Effective Time and (ii) promptly furnish Parent and Purchaser a copy of such resolutions certified by an appropriate officer of the Company. If necessary or appropriate, the Company will, upon the request of Purchaser, (x) use its best efforts to obtain the written acknowledgment of each holder of an Option that the payment of the amount of cash referred to below will satisfy the Company's obligation to such holder pursuant to such Option and
(y) take such other action as is necessary or appropriate to effect the provisions of this Section 2.6(a). Immediately prior to the Effective Time, each Option which is not then exercisable or vested will become fully exercisable and vested, and each such Option and all other Options will be cancelled, effective as of immediately prior to the Effective Time, in exchange for a payment by the Company or the Surviving Corporation of an amount, payable within three business days after the Effective Time, equal to the product of (A) the total number of Common Shares subject to such Option and (B) the excess, if any, of the Merger Price over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. Payments made pursuant to this Section 2.6(a) represent and will be characterized and reported by the Surviving Corporation as additional compensation expense.

                 (b) Prior to the Effective Time, the Board of Directors of the Company will adopt appropriate resolutions to provide for the termination of all restrictions on the Common Shares ("Restricted Shares"), if any, which have been distributed to employees pursuant to the 1988 Employee Incentive Plan and will promptly furnish Parent and Purchaser a copy of such resolutions certified by an appropriate officer of the Company.

                 (c) Subject to the payment by the Company or the Surviving Corporation of all amounts required to be paid by them pursuant to Section 2.6(a), at and after the Effective Date, no option, convertible security, warrant, subscription or other claim, right to-acquire or commitment of any sort previously existing in respect of one or more whole and/or fractional shares of any class of securities of the Company shall represent an option, convertible security, warrant, subscription or other claim, right-to-acquire or commitment of any sort in respect of whole and/or fractional shares of any class of securities of the Surviving Corporation.

                 2.7 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Common Shares who shall not have voted such Common Shares in favor of the adoption of the Merger and who shall have timely delivered a written demand for the payment of the fair cash value of such Common Shares in the manner provided in Section 1701.85 of the GCL ("Dissenting Shares") shall not be converted as described in Section 2.1.4 hereof but shall become the right to receive payment of the fair cash value of such Common Shares in accordance with the provisions of Section 1701.85 of the GCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder's demand for payment of the fair cash value of such Common Shares (with the consent of the Surviving Corporation by its directors), (ii) if any holder fails to comply with such Section 1701.85 (unless the Surviving Corporation by its directors waives such failure), (iii) if the Purchaser abandons or is finally enjoined or prevented from carrying out, or the holders of Common Shares rescind their adoption of, the Merger or (iv) if the Surviving Corporation and any holder of Dissenting Shares will not have come to an agreement as to the fair cash value of such holder's Dissenting Shares, and neither such holder of Dissenting Shares nor the Surviving Corporation has filed or joined in a petition demanding a determination of the value of all Dissenting Shares within the period provided in Section 1701.85 of the GCL, the right and obligation of such holder or holders (as the case may be) to receive such fair cash value and to sell such Common Shares shall terminate, and such Common Shares shall thereupon be deemed to have been extinguished and to have been converted, as of the Effective Time of the Merger, into the right to receive the Merger Price, without interest. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid shall not be paid by the Surviving Corporation as provided in this Agreement and shall have only such rights as are provided by Section 1701.85 of the GCL with respect to such Common Shares.

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                 Parent and Purchaser hereby jointly and severally represent and warrant to the Company that:

                 3.1 Corporate Organization. Each of Parent and
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective businesses as they are now being conducted. Parent beneficially owns all of the outstanding capital stock of Purchaser.

                 3.2 Authority. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the respective Boards of Directors of Parent and Purchaser and by Parent and one or more of its direct and/or indirect wholly owned subsidiaries as the sole shareholders of Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

                 3.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of their respective articles of incorporation or bylaws (or comparable governing instruments), (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance (except as contemplated by the financing transaction provided for in the Commitment Letter (as hereinafter defined)) upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which would not reasonably be expected to have, individually or in the aggregate, the effect of preventing or materially delaying Parent and Purchaser from performing their respective obligations under this Agreement, or
(c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act, (ii) the filing of certificates of merger pursuant to the GCL, the DGCL and the laws of any other state, (iii) filings required under the securities or blue sky laws of the various states, or (iv) consents, approvals, authorizations, permits, filings or notifications which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, the effect of preventing or materially delaying Parent and Purchaser from performing their respective obligations under this Agreement. Neither Parent, Purchaser nor any of their respective affiliates is, or at any time in the three years prior to the date hereof has been, an "interested shareholder" as defined in Section 1704.01 of the GCL.

                 3.4 Financing. Purchaser has delivered to the Company with its Amendment No. 18 to its Schedule 14D-1 a commitment letter, dated April 19, 1995 (the "Commitment Letter") from Credit Suisse (the "Bank"), on the terms and subject to the conditions of which the Bank has committed to lend funds which, together with other cash funds presently available to Purchaser, are sufficient to consummate the Offer and the Merger, to perform all the obligations of Parent and Purchaser under this Agreement and to pay all related fees and expenses. The Commitment Letter is in full force and effect.

                 3.5 Solvency. The Surviving Corporation will not be immediately after the Effective Time (and after giving effect to the financing for the Offer and the Merger and the use of the proceeds therefrom) unable to pay its obligations as they become due in the usual course of its affairs.

                 3.6 Offer Documents; Schedule 14D-9; Proxy Statement.
Neither the Offer Documents nor any of the information supplied by Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the Commission and first published, sent or given to the Company's shareholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they are made, not misleading. None of the information to be supplied by Parent or Purchaser in writing specifically for inclusion in a proxy or information statement of the Company required to be mailed to the Company's shareholders in connection with the Merger (the "Proxy Statement"), or in any amendments or supplements thereto will, at the date the Proxy Statement is first mailed to the Company's shareholders and at the time of the shareholders' meeting in connection with the Merger, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they are made, not misleading. The Offer Documents complied and the Offer Documents and the Proxy Statement, if any, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent and Purchaser will promptly correct any information provided by them in writing specifically for inclusion in the
Schedule 14D-9 and the Proxy Statement if and to the extent that such information will have become false or misleading in any material respect. Parent and Purchaser will promptly correct any statements in the Offer Documents that have become false or misleading in any material respect and take all steps necessary to cause such Offer Documents as so corrected to be filed with the Commission and disseminated to holders of Common Shares, in each case as and to the extent required by applicable law.

                 3.7 Acquiring Person Statement. The acquiring person statement delivered to the Company on March 3, 1995 by Luxottica Group and Purchaser relating to the purchase of Common Shares by the Purchaser (the "Acquiring Person Statement") is a valid acquiring person statement under
Section 1701.831 of the GCL with respect to the purchase of Common Shares by the Purchaser pursuant to the Offer as amended in accordance herewith and the Merger. The Acquiring Person Statement complied as to form in all material respects with the applicable requirements of the GCL and did not, at the time of first mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they were made, not misleading.

                 3.8 831 Proxy Statement. The proxy statement filed by
Purchaser and Luxottica Group relating to the Original 831 Meeting, as such meeting may be adjourned (together with any amendments or supplements thereto, the "831 Proxy Statement") complied and will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and did not and will not, at the time of the first mailing thereof and at the time of the 831 Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the 831 Proxy Statement.

                 3.9 Fees. Except for the fees payable to CS First
Boston Corporation, neither Parent nor Purchaser nor any of Parent's other subsidiaries has paid or become obligated to pay any fee or commission to any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to each of Parent and Purchaser that:

                 4.1 Corporate Organization. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective country or state of incorporation and is in good standing as a foreign corporation in each jurisdiction where failure to so qualify or be in good standing is reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company and each of its subsidiaries has the requisite corporate power to own, lease and operate its respective properties and assets and to carry on its respective businesses as they are now being conducted. The Company has furnished Parent true and correct copies of its Articles and Code of Regulations, as amended to the date hereof. The Company's Articles and Code of Regulations as so delivered are in full force and effect. The Company has made available to Parent true and correct copies of the articles of incorporation and code of regulations (or comparable governing instruments) of each of its subsidiaries, each of which, as so made available, is in full force and effect.

                 4.2 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of the holders of Common Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval, if necessary, by the holders of the Common Shares. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms.

                 4.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of, any provision of its Articles or Code of Regulations, or (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances as may arise in the absence of an appropriate consent or waiver under the agreements or obligations set forth on Schedule 4.3 or which, individually or in the aggregate, will not reasonably be expected to have a Material Adverse Effect, or
(c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act, (ii) the filing of Certificates of Merger pursuant to the GCL, the DGCL and the laws of any other state, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings under laws and regulations of any foreign jurisdictions or regulatory authorities to which Parent or Purchaser may be subject, or (v) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

                 4.4 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 60,000,000 Common Shares
(ii) 750,000 voting preferred shares, without par value, and (iii) 750,000 non-voting preferred shares, without par value. As of the date hereof, there are 8,656 Common Shares held in the Company's treasury and no Common Shares held by any subsidiary of the Company. The Company has issued the Rights pursuant to the Rights Agreement. As of the date hereof, none of the Rights is presently exercisable and each Right is presently evidenced only by certificates for Common Shares and not by any separate certificate representing a Right.

                 (b) As of the close of business on the business day immediately prior to the date hereof, 46,958,375 Common Shares were validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights. Upon request by Purchaser given to the Company at least 24 hours prior to the consummation of the Offer, the Company will furnish to Parent and Purchaser immediately prior to the consummation of the Offer a statement of the number of issued and outstanding Common Shares certified by an appropriate officer of the Company.

                 (c) As of the close of business on the business day immediately prior to the date hereof, (i) the 1978 Key Personnel Stock Option Plan provides for the issuance to officers and employees of the Company or its subsidiaries of Options to purchase up to 1,800,000 Common Shares, the 1983 Key Personnel Stock Option Plan provides for the issuance to officers and employees of the Company or its subsidiaries of Options to purchase up to 2,600,000 Common Shares, the 1985 Outside Directors Stock Option Plan provides for the issuance to directors of the Company of Options to purchase up to 300,000 Common Shares, the 1988 Employee Incentive Plan provides for the issuance to officers and employees of the Company or its subsidiaries of up to 4,450,000 Common Shares as Restricted Shares or pursuant to Options and the 1991 Outside Directors Stock Option Plan provides for the issuance to directors of the Company of Options to purchase up to 300,000 Common Shares. Pursuant to such Plans as of the close of business on the business day immediately prior to the date hereof (i) Options for the purchase of 3,603,900 Common Shares, in an exercise price range of $9.00 to $31.562 per share, and at a weighted average exercise price of $19.54 per share, were outstanding, and (ii) 90,107 Restricted Shares were outstanding. The Company's Associates Discounted Stock Purchase Plan provides for the issuance of up to 5,700 Common Shares in respect of payroll deductions made on or prior to April 28, 1995.

                 (d) Except as set forth in this Section 4.4, there are no shares of capital stock of the Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights (other than the Rights), convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

                 (e) The Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interests or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares (other than any liens, mortgages, pledges, charges, security interests, encumbrances or irrevocable proxies provided for in the Revolving Credit Agreement dated as of February 19, 1992 among the Company, LensCrafters Inc., the banks listed therein and Wells Fargo Bank, National Association, as Loan Agent, as amended). There are outstanding (i) no securities of the Company or any subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests, in any subsidiary of the Company, and (ii) no options, warrants, rights or other agreements or commitments to acquire from the Company or any of its subsidiaries to issue, any capital stock or voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or voting securities of, or other ownership interests in, any of such subsidiaries, and no other obligation of the Company or any of such subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i) and (ii) being referred to collectively as "Subsidiary Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                 4.5 Commission Filings. The Company has heretofore filed all reports with the Commission required to be filed pursuant to the Exchange Act and the rules and regulations thereunder since January 1, 1994 and has made available to Parent true and correct copies of all such reports, including without limitation each registration statement, Current Report on Form 8-K, proxy or information statement, Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed during such period (in the case of each such report, including all exhibits thereto) (the "SEC Documents"). Each SEC Document complied as of its respective filing date in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder. The SEC Documents did not (as of their respective filing dates) contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein made, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (including the notes and schedules thereto, "Company's Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 4.6 Absence of Certain Changes. Except as disclosed in the SEC Documents or as disclosed to Parent by the Company or as otherwise publicly disclosed by the Company, in each case, prior to the execution of this Agreement, since October 31, 1994 there has not been (a) any change in the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, which has resulted in a Material Adverse Effect except for changes arising out of industry-wide conditions or resulting from the Offer, this Agreement or the transactions contemplated hereby, (b) in the case of the Company, any declaration, setting aside or, payment of any dividend or other distribution with respect to its capital stock, other than the regular quarterly cash dividends on Common Shares in the amount of $0.08 per Common Share, (c) any material change by the Company in accounting principles or practices, (d) any entry into any agreement, commitment or transaction by the Company which is material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business, or (e) any entry into any employment agreement with, or any increase in the rate or terms of compensation payable by the Company or any of its subsidiaries to their respective directors, officers or employees, other than increases made in the ordinary course of business.

                 4.7 Employee Benefit Plans. (a) Schedule 4.7 contains a complete and accurate list of all existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar arrangements in which any employee or former employee or director or former director of the Company or any of its subsidiaries (the "Employees") participates or to which any such Employees are a party or which are applicable to any of them (the "Plans"). The SEC Documents and/or Schedule 4.7 identifies each such Plan containing a "change of control" provision. Except as set forth in the SEC Documents and/or on Schedule 4.7, neither the Company nor any of its subsidiaries has any formal commitment, whether legally binding or not, to create any additional Plan or to modify or change in any material respect any existing Plan that would affect any Employee.

                 (b) Except as set forth on Schedule 4.7, each Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"). Each

Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter for "TRA" (as defined in Rev. Proc. 93-39) from the Internal Revenue Service (the "IRS") or has filed for such a determination letter within the remedial amendment period. There is no material pending or, to the best knowledge of the Company, threatened legal action, suit or claim relating to the Plans. Neither the Company nor any of its subsidiaries nor any plan trustee employed by the Company or its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                 (c) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan"). The Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or any material liability in connection with the reorganization, insolvency or termination of any multiemployer plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                 (d) All contributions required to be made under the terms of any Plan or ERISA Affiliate Plan have been timely made or adequate reserves in respect thereof have been established on the books of the Company. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code.

                 (e) With respect to each Pension Plan which is a single-employer plan covered under Title IV of ERISA and each ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarily determined present value of all benefit liabilities (as determined on the basis of the actuarial assumptions contained in the plans' most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and (i) there has not been an adverse change in the financial condition of such Plan(s) which would have caused a material change in the funded status of such Plan(s) and (ii) there have not been amendments to such Plans that materially increase the present value of such benefit liabilities under such Plans. The withdrawal liability of the Company and the subsidiaries under each Plan which is a multiemployer plan to which the Company, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal" (within the meaning of Section 4203 of ERISA) has occurred as of the date hereof would not be material.

                 (f) Except as set forth on Schedule 4.7, neither the Company nor any of its subsidiaries has any obligations to provide retiree health and life benefits under any Plan, other than benefits mandated by Section 4980B of the Code. Schedule 4.7 also sets forth the amount of accrued post-retirement benefits as of the most recent valuation, and there have not been amendments or other changes that materially increase the amount of such accrued benefits since the date of such valuation.

                 (g) To the knowledge of the Company, all Plans covering foreign Employees comply in all material respects with applicable local law. The Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

                 (h) With respect to each Plan, the Company has provided or made available to Purchaser, if applicable, true and complete copies of: (s) all Plan documents and all amendments thereto; (t) all trust instruments and insurance contracts; (u) the last two Forms 5500 filed with the IRS; (v) the most recent actuarial report and financial statement; (w) the most recent summary plan description; (x) any and all forms filed with the PBGC; (y) the most recent determination letter issued by the IRS; and (z) any Forms 5310 or 5330 filed with the IRS.

                 (i) Except as set forth on Schedule 4.7 or in the SEC Documents, the consummation of the transactions contemplated by this Agreement will not directly (or indirectly upon a termination of employment): (i) entitle any Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any Employee.

                 (j) The aggregate amount that will be payable upon and as a result solely of the consummation of the Offer to all officers, directors, employees and agents of the Company and of its subsidiaries solely by virtue of the change in control provisions of the Nonqualified Retirement Plans (as such term is defined in Schedule 4.7(a)) will not exceed the amount set forth on
Schedule 4.7(j).

                 4.8 Taxes. The Company and its subsidiaries have timely filed all material federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and will timely file all material returns and reports required on or before the Effective Time. Such reports and returns are and will be true, correct and complete. The Company and its subsidiaries have paid and discharged all federal, state, local and material foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited consolidated balance sheet of the Company dated January 29, 1994 in the SEC Documents (the "Company Balance Sheet") and its most recent quarterly financial statements. Except as set forth in Schedule 4.8, neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Company Balance Sheet and the most recent quarterly financial statements are adequate in accordance with generally accepted accounting principles. The Company and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all material taxes required by law to be withheld or collected. There are no liens for taxes upon the assets of the Company or any of its subsidiaries other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings. Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Except for agreements relating to acquisitions or dispositions of businesses or equity securities thereof, there is no contract, agreement or intercompany account system in existence under which the Company or any of its subsidiaries has, or to the knowledge of the Company, may have in the future, an obligation to contribute to the payment of any portion of a tax (or pay any amount calculated with reference to any portion of a tax) of any group of corporations of which the Company or its subsidiaries is or was a part. Except as set forth on Schedule 4.8, there are no agreements in effect to extend the period of limitations for the assessment or collection of any tax for which the Company or any of its subsidiaries may be liable.

                 4.9 Proxy Statement; Schedule 14D-9; Offer Documents.
Neither the Schedule 14D-9 nor any of the information supplied by the Company or its subsidiaries in writing specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9 and the Offer Documents are filed with the Commission and first published, sent or given to the holders of Common Shares, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they are made, not misleading. The Proxy Statement will not, at the date the Proxy Statement is first mailed to the holders of Common Shares and at the time of the meeting, if any, of the holders of Common Shares held in connection with the Merger, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they are made, not misleading or necessary to correct any statements in any earlier communication with respect to the shareholders' meeting or the solicitation of proxies therefor which has become false or misleading. The Schedule 14D-9 complied and the Schedule 14D-9 and the Proxy Statement, if any, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company will promptly correct any information provided by it in writing specifically for inclusion in the Offer Documents if and to the extent that such information will have become false or misleading in any material respect. The Company will promptly correct any statements in the Schedule 14D- 9 and the Proxy Statement that have become false or misleading and take all steps necessary to cause such Schedule 14D-9 and Proxy Statement as so corrected to be filed with the Commission and disseminated to holders of Common Shares, in each case as and to the extent required by applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective affiliates or representatives in writing specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

                 4.10 Vote Required. The affirmative vote of the holders of two-thirds of the Common Shares is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger.

                 4.11 831 Proxy Statement. None of the information to be supplied by the Company for inclusion in the 831 Proxy Statement or in any amendments or supplements thereto which the Company states in writing is provided expressly for such inclusion will, at the time of the first mailing thereof or the 831 Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein made, in light of the circumstances under which they were made, not misleading.

                 4.12 Company Notice and Statement. The Company's notice of the 831 Meeting and the Company's statement contemplated by Section 1701.831(D)(2) of the GCL, and all amendments and supplements thereto, complied as to form in all material respects with the applicable requirements, if any, of the Exchange Act and the rules and regulations thereunder and did not, at the date such notice and statement were first mailed to the Company's shareholders and at the time of the 831 Meeting, contain any untrue statement of a material fact, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion in such notice or statement which Parent or Purchaser stated in writing was provided expressly for such inclusion.

                 4.13 Fees. Except for the fees payable to James D.
Wolfensohn Incorporated neither the Company nor any of its subsidiaries has paid or become obligated to pay any fee or commission to any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby.

                 4.14 Litigation. Except as disclosed in the SEC
Documents prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the management of the Company, threatened against the Company or any of its subsidiaries that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect.

                 4.15 Compliance with Laws. Except as disclosed in the SEC Documents prior to the date hereof, the Company and each of its subsidiaries is in compliance with all applicable statutes, regulations, orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                 4.16 Rights Agreement. The Board of Directors of the Company has taken all necessary action under the Rights Agreement so that none of the execution or delivery of this Agreement, the purchase of Common Shares pursuant to the Offer or the Merger will cause the Distribution Date (as defined in the Rights Agreement) to occur or the Rights to become exercisable.

                                    ARTICLE V

                                    COVENANTS

                 5.1 No Solicitation and Other Actions. (a) Except as set forth in subsection (b) of this Section 5.1, neither the Company nor any of its subsidiaries will, and the Company will direct and use all reasonable efforts to cause the respective officers, directors, employees, agents, advisors and other representatives of the Company or its subsidiaries not to, directly or indirectly, (i) encourage, solicit, participate in or initiate any proposals or offers from any person relating to any Competing Transaction (as hereinafter defined) or (ii) furnish to any other person any information or access to such information with respect to, or otherwise concerning, any Competing Transaction. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any proposed Competing Transaction. The Company will promptly notify Parent and Purchaser in the event that any such inquiry, proposal or offer is received by, any such information is requested from or any such negotiation or discussion is sought to be initiated with the Company, and, with respect to any such proposal or offer, setting forth in reasonable detail the principal terms and conditions thereof. The Company will also promptly make available a copy of any acquiring person statement, as defined in Section 1701.831 of the GCL, delivered to the Company by any person (other than Parent, Purchaser or any affiliate of either thereof).

                 (b) Notwithstanding anything contained in this Section 5.1 or any other provision of this Agreement, the Company will not be prohibited by this Agreement from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, tender or exchange offer or other similar transaction, if, and only to the extent (A) a Director Duty requires it to do so, and (B) that, prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person or entity an executed confidentiality agreement on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement dated March 31, 1995 among the Company, Purchaser and Luxottica Group (the

"Confidentiality Agreement"); (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer;
(iii) making any disclosure to the Company's shareholders if and to the extent of a Director Duty; or (iv) failing to make, modifying or amending its recommendations, consents or approvals referred to in Sections 1.2, 1.4 or 2.2 hereof in accordance with a Director Duty. As promptly as practicable after the receipt of any executed confidentiality agreement referred to in clause (i)(B) above, the Company will deliver a copy thereof to Parent and the Purchaser.

                 5.2 Interim Operations. During the period from the date of this Agreement to the time that the designees of Parent have been elected to, and constitute at least two-thirds of, the Board of Directors of the Company pursuant to Section 1.4 hereof (the "Interim Period"), except (i) as specifically contemplated by this Agreement, (ii) in connection with the Asset Purchase Agreement dated as of March 15, 1995 by and among Nine West Group Inc., Footwear Acquisition Corp. and the Company (the "Nine West Agreement"), or (iii) as otherwise approved by Parent in a writing which makes express reference to this Section 5.2:

                          5.2.1 Conduct of Business. The Company will,
                 and will cause each of its subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business or in accordance with a Director Duty in the event of a circumstance covered by
                 Section 5.1(b). The Company will use reasonable efforts to preserve substantially intact the business organization of the Company and each of its subsidiaries, to keep substantially available the services of its and their present officers and key employees, and to preserve substantially the goodwill of those having business relationships with it or its subsidiaries.

                          5.2.2  Articles and Code of Regulations. The
                 Company will not, and will not permit any of its subsidiaries to, make or propose any change or amendment to any of their respective articles of incorporation or codes of regulations (or comparable governing instruments).

                          5.2.3 Capital Stock. The Company will not, and will not permit any of its subsidiaries to, issue or sell any shares of capital stock or any other securities of the Company or any of its subsidiaries or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of the Company or any of its subsidiaries or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine, reclassify, redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock or other securities, or make any other changes in their capital structures; provided, however, that the Company may issue Common Shares as required by any Company Benefit Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws or the exercise of options outstanding as of the date of this Agreement and in accordance with the terms thereof.

                          5.2.4 Dividends. The Company will not, and will not
                 permit any of its subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of the Company or any of its subsidiaries other than (a) regular quarterly cash dividends of $0.08 per Common Share and (b) dividends paid by its subsidiaries to the Company with respect to their capital stock.

                          5.2.5 Employee Plans; Compensation. Except as provided
                 in Section 2.6 or 5.8 hereof or this Section 5.2.5 or as set forth on Schedule 4.7, and except for normal increases in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or pursuant to collective bargaining agreements as presently in effect, the Company will not, and will not permit any of its subsidiaries to, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that, as soon as reasonably practicable, the Company will, subject to the prior approval of Parent, take all necessary actions to assure that all of the Company tax-qualified retirement plans which invest in or hold Common Shares permit the participants in such plans to direct the trustees of such plans in a timely and confidential manner whether to tender the Common Shares allocated to their accounts in such plans.

                          5.2.6 Loans and Investments. The Company and its
                 subsidiaries will not, except in the ordinary course of business, (a) make any loans, advances or capital contributions to, or investments (other than intercompany accounts and short-term investments pursuant to customary cash management systems of the Company in the ordinary course of business and consistent with past practice) in, any other person other than such of the foregoing as are made by the Company to or in a wholly owned subsidiary of the Company, or (b) incur or assume any indebtedness for borrowed money; provided that the Company and its subsidiaries will not incur or assume any indebtedness for borrowed money which would increase materially the aggregate principal amount of indebtedness of the Company and its subsidiaries for borrowed money except to the extent required for working capital needs and, in any event, the Company and its subsidiaries may, with the prior written consent of Parent and Purchaser, which shall not be unreasonably withheld, refinance any existing indebtedness for borrowed money.

                          5.2.7 Board of Directors. The Company will not change
                 the number of persons constituting the Board of Directors of the Company.

                          5.2.8 Litigation; Settlement of Claims. Except with
                 respect to the Ohio Litigation (as hereinafter defined), neither the Company nor any of its subsidiaries will settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any liability of the Company or any subsidiary before the same becomes due and payable in accordance with its terms.

                          5.2.9 Accounting Policies. Neither the Company nor any
                 of its subsidiaries will take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures).

                          5.2.10 Tax Elections. Neither the Company nor
                 any of its subsidiaries will make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent and Purchaser, except in the ordinary course of business.

                          5.2.11 Business Combination. Neither the
                 Company nor any of its subsidiaries will (i) make any acquisition of, or investment in, assets (in the nature of the acquisition of a business in its entirety) or stock of any other person or entity, (ii) merge or consolidate with any other person or (iii) sell, lease, encumber, or otherwise dispose of or transfer any assets constituting a line of business or material portion thereof.

                          5.2.12 No Amendment to Rights Agreement. The
                 Company will not amend the Rights Agreement, except as expressly contemplated by this Agreement or in accordance with a Director Duty; provided that no such amendment shall adversely affect the benefit to be afforded to the Offer as a Permitted Offer (as defined in the Rights Agreement).

                          5.2.13 Shareholder Meetings. The Company will
                 take no action unless compelled by legal process to call its annual meeting of shareholders or to call a special meeting of shareholders of the Company except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms or otherwise if required to do so by a Director Duty.

                          5.2.14 No Amendment to Nine West Agreement.
                 The Company will not amend, waive any rights or grant any consent under, terminate or otherwise modify the Nine West Agreement (as in effect on the date hereof or as modified pursuant hereto). The Company will use all commercially reasonable efforts necessary to permit the transactions contemplated by the Nine West Agreement to be consummated for the purchase price specified in the Nine West Purchase Agreement. In the event that the closing under the Nine West Agreement occurs prior to the expiration of this covenant, the Company will not make any distribution to its shareholders of any of the purchase price received by the Company in accordance with such agreement.

                          5.2.15 Advertising Agreements. The Company
                 will not replace the advertising services provided pursuant to the agreements set forth on Schedule 5.2.15 and will not renew any of such agreements.

                 5.3 Access and Information. Unless otherwise required in accordance with a Director Duty, from and after the date of this Agreement, the Company will (and will cause each of its subsidiaries to) afford to Parent and its subsidiaries' officers, directors, employees, agents, advisors and other representatives (including counsel, accountants and other professionals retained by Parent) such access during normal business hours throughout the period prior to the Effective Time to the Company's and its subsidiaries' books, records (including tax returns and work papers of the Company's independent auditors), properties, personnel and to such other information, will deliver written materials, and make copies of such written materials, in any case as Parent reasonably requests, upon reasonable notice and in such a manner as will not unreasonably interfere with the conduct of the business of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, the information to which Parent and its subsidiaries' officers, directors, employees, agents, advisors and other representatives may have access in accordance with the preceding sentence include (a) copies of the portions applicable to each of the Company and its subsidiaries of all income and franchise tax returns and any amendments thereto filed by or on behalf of the Company or any of its subsidiaries or any members of a group of corporations including the Company or (to the extent available to the Company) any of its subsidiaries for the taxable years ending between 1988 and 1994, (b) the engagement letter between the Company and James D. Wolfensohn Incorporated pursuant to which fees may be payable in connection with the transactions contemplated hereby, and (c) the schedules to the Nine West Agreement. Subject to the requirements of law, Parent will hold such non-public information it may acquire in its investigation, whether so obtained before or after the execution hereof, in accordance with the Confidentiality Agreement.

                 5.4 Additional Agreements. Subject to the terms and conditions herein provided and except in accordance with a Director Duty in the event of a circumstance covered by Section 5.1(b), each of the parties hereto agrees to use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings and obtaining any required contractual consents, subject, however, to any required vote of the holders of Common Shares. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                 5.5 State Takeover Statutes. Unless this Agreement is earlier terminated in accordance with its terms, the Company will, upon the request of Purchaser, take all reasonable steps to (a) exempt the Company, the Offer and the Merger from the requirements of the GCL, by action of the Company's Board of Directors or otherwise and (b) assist Purchaser in complying with, or in challenging the validity or applicability of, any state takeover law to the Offer or the Merger.

                 5.6 Proxy Statement. As soon as practicable after the consummation of the Offer, the Company will, if required by applicable law in order to consummate the Merger, prepare the Proxy Statement, file it with the Commission, and cause it to be mailed to all holders of record of Common Shares. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, Parent and Purchaser will furnish to the Company the information relating to Parent and Purchaser required by the Exchange Act to be set forth in the Proxy Statement.

                 5.7 Solicitation of Proxies for 831 Meeting. Parent and Purchaser will use their best efforts to prepare and file with the Commission a revised 831 Proxy Statement as contemplated by Section 1.3 as promptly as practicable but in no event later than five business days after the date hereof, respond to comments from the Commission, as appropriate, and cause it to be mailed to all holders of record of Common Shares. Parent, Purchaser and, subject to any Director Duty, the Company will cooperate with each other in the preparation of the 831 Proxy Statement; without limiting the generality of the foregoing, the

Company will furnish to Parent and Purchaser the information relating to the Company required by the Exchange Act to be set forth in the 831 Proxy Statement.

                 5.8 Indemnification, Insurance and Certain Other Employee-Related Matters. (a) For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (each, an "Indemnified Party") after the Effective Time against all losses, claims, damages or liabilities (whether or not arising from any third party claims) (including and collectively, "Losses") arising out of actions or omissions occurring on, prior to or after the Effective Time (individually and collectively, "Losses") to the full extent provided under Ohio law and the Company's Code of Regulations in effect at the date hereof, including without limitation provisions relating to advances of expenses incurred in the defense of any action or suit (including without limitation attorneys' fees of counsel selected by the Indemnified Party reasonably satisfactory to the Surviving Corporation); provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Ohio law and the Company's Code of Regulations will be made by independent counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation; and provided further that in the event of any claim that is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until final disposition thereof. Any Indemnified Party wishing to claim indemnification under this Section 5.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right from and after the purchase of Common Shares pursuant to the Offer, to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that such Indemnified Party shall have the right to employ and be reimbursed by Parent or the Surviving Corporation for the legal expenses of separate counsel if, under applicable standards of professional conduct (as advised by counsel to such Indemnified Party) a conflict of interest on any issue between such Indemnified Party and Parent or the Surviving Corporation, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent's prior written consent; and provided further that, except with respect to the advancement to an Indemnified Party of expenses incurred in the defense of any action or suit in accordance with the terms of this Section (subject to reimbursement by such Indemnified Party in the event of a final determination by a court of competent jurisdiction that such advances were unlawful and must be reimbursed to Parent or the Surviving Corporation), neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                 (b) On or before the business day which is no later than five business days before the expiration date of the Offer, Parent will cause there to be in full force and effect from and after the time Purchaser first accepts for payment Common Shares pursuant to the Offer for the Company and the Surviving Corporation a policy or policies of directors' and officers' liability insurance (the "New Coverage") covering those persons (the "Insured Persons") who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance coverage (the "Current Coverage"), which New Coverage will (i) be in the same form and provide at least the same coverage and limits, containing terms which are no less advantageous to the Insured Persons than those provided in the Current Coverage, (ii) be effective so that there will not result any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and (iii) with respect to the first $20,000,000 of coverage, be issued by an insurance carrier or carriers which are at least as highly rated by A.M. Best & Co. as Federal Insurance Company. From and after the date of this Agreement, and so long as Parent is in compliance with this clause (b), Parent shall have the sole right to seek the New Coverage and the Company shall not engage in such activity. The Company and/or the Surviving Corporation shall, regardless of whether or not the Merger is consummated, and for six years after the Effective Time maintain in effect the New Coverage; provided, however, that (A) the Surviving Corporation may substitute for the New Coverage such policy or policies providing at least the same coverage and containing terms which are no less advantageous to the Insured Persons if such substitution is effective so that there does not result any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and (B) the insurance carrier or carriers issuing such policy or policies with respect to the first $20,000,000 of coverage are at least as highly rated by A.M. Best & Co. as Federal Insurance Company. Notwithstanding the foregoing, if by the date which is five business days prior to the expiration date of the Offer Parent has failed to cause the New Coverage to be in full force and effect as required in the first sentence of this clause (b), without waiving any other rights which it may have pursuant to this Agreement, the Company shall have the right to cause the New

Coverage to be in full force and effect as provided in the first sentence of this clause (b).

                 (c) In the event the Surviving Corporation or any of its successors or assigns (i) reorganizes or, consolidates with or merges into any other person or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 5.8.

                 (d) For a period of two years following the Effective Time, Parent will cause the Surviving Corporation to continue the (i) employee benefit plans (including without limitation all employee benefit plans within the meaning of Section 3(3) of ERISA), practices and policies which provide employee benefits to officers, directors or employees of the Company or any of its subsidiaries, and (ii) subject to Section 4.7 hereof, compensation arrangements, programs and plans providing employee or executive officer compensation or benefits, to employees of the Company or any of its subsidiaries; provided, however, that (A) the Surviving Corporation may replace the Company's Economic Bridge Program (as such term is defined in Schedule 5.8(d)) with any other plan or plans providing, in the aggregate, for comparable compensation or benefits, recognizing all prior service for eligibility and vesting purposes of the officers, directors or employees with the Company and any of its subsidiaries as service under such Plan, (B) the Surviving Corporation may replace any plan or plans with another plan or plans providing, in the aggregate, for comparable compensation or benefits, as the case may be and recognizing all prior service of the officers, directors or employees with the Company and any of its subsidiaries as service for purposes of eligibility and vesting, but not for benefit accrual purposes, under any such plans; (C) it is understood that neither Parent nor the Surviving Corporation will have any obligation to continue or provide comparable benefits for (x) any stock option or other plan involving the issuance of securities of the Company or any other company, and
(y) the Company's non-qualified deferred compensation plans (except to the extent of amounts deferred pursuant to such plan prior to the Effective Time, which amounts will be administered in accordance with the terms of said plan); and (D) the expiration of the two year period following the Effective Time will not affect any rights or obligations under any such plan, practice policy, arrangement or program.

                 (e) Parent agrees that the Company will honor and, on and after the Effective Time, Parent will cause the Surviving Corporation to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all employment, severance, termination, consulting and retirement agreements or arrangements (including the Company's Economic Bridge
Plan) to which the Company or any of its subsidiaries is presently a party, all of which are disclosed on Schedule 4.7.

                 (f) Parent currently intends to cause the Surviving Corporation to offer employment immediately following the Effective Time to all employees of the Company and its subsidiaries on terms and conditions comparable to those presently in effect at the Company or its subsidiaries. It is understood and agreed that the foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Parent or Surviving Corporation of a post-Effective Time employment relationship of any term or duration or on any terms other than those the Parent or the Surviving Corporation may establish; accepted employment with the Surviving Corporation is "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement or an applicable collective bargaining agreement or any arrangement or commitment identified on Schedule 4.7).

                 5.9 Notification of Certain Matters. The Company will give prompt notice to Parent and Purchaser, and Parent and Purchaser will give prompt notice to the Company of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect, and (b) any failure of the Company or Parent and Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 5.10 Compliance with Antitrust Laws. Each of Parent and the Company will use its best efforts to resolve such objections, if any, which may be asserted with respect to the Offer or the Merger under the antitrust laws. In the event a suit is instituted challenging the Offer or the Merger as violative of the antitrust laws, each of Parent and the Company will use their best efforts to resist or resolve such suit. Parent and the Company will use their best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any foreign government or agency thereof, in order to resolve such objections as any of them may have to the Offer or the Merger under applicable antitrust laws, or
(b) by any federal or state
court of the United States or any comparable court of Canada or any province thereof, in any suit brought by a private party or Governmental Entity challenging the Offer or the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Offer or the Merger.

                 5.11 Publicity. The initial press release announcing this Agreement will be a joint press release, to be issued only with the prior consent of each party, and thereafter the Company and Parent will consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

                 5.12 Disposition of Litigation. Each of Parent,
Purchaser and the Company agree, promptly, and in no event later than two business days after the amendment to the Offer contemplated hereby (unless this Agreement has been earlier terminated), to use its best efforts to obtain a dismissal without prejudice of Luxottica Group S.p.A., et al. v. The United States Shoe Corporation, et al., Civil Action No. C-2-95-244 (the "Ohio Litigation") with each party bearing its own costs and attorneys' fees therefor.

                 5.13 Proxy Contests. Parent and Purchaser hereby agree to withdraw and rescind on behalf of themselves and their affiliates and shall promptly cause to be withdrawn and rescinded all notices and the Schedule 14A filed with the Commission, in each case, relating to the calling of a special meeting for the removal of the directors of the Company.

                                   ARTICLE VI

                                   CONDITIONS

                 6.1 Conditions. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions, as applicable thereto:

                          6.1.1 Shareholder Approval. The holders of Common
                 Shares will have duly approved the Merger and adopted this Agreement, if and as required by applicable law.

                          6.1.2 Purchase of Shares. Purchaser will have accepted
                 for payment and purchased all Common Shares validly tendered and not withdrawn pursuant to the

                 Offer; provided that this condition will be deemed to have been satisfied if Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in breach of the terms hereof or thereof.

                          6.1.3 Injunctions; Illegality. The consummation of the
                 Merger will not be prohibited by any order, injunction, decree or ruling of a court of competent jurisdiction or any Governmental Entity (each party agreeing to use its best efforts to rectify any such occurrence), and there will not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which would prevent the consummation of the Merger.

                                   ARTICLE VII

                                  MISCELLANEOUS

                 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned, notwithstanding any prior approval hereof or of the Merger by the holders of the Common Shares, (a) by the mutual consent of the Boards of Directors of Parent, Purchaser and (by the affirmative vote of a majority of the Continuing Directors) the Company; (b) by Parent and Purchaser, on the one hand, or the Company, on the other hand, if the Offer expires or is terminated or withdrawn without any Common Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any party who is (or would, by virtue of such termination, be) in breach of this Agreement;
(c) by the Company, if Parent or Purchaser breaches any of the covenants contained in this Agreement, except where any such breaches (i) would not, individually or in the aggregate, materially impair or delay the ability of Purchaser to consummate the Offer or Parent, Purchaser or the Company to effect the Merger, or (ii) have been caused by or result from a breach by the Company of any covenant in this Agreement; (d) by either Parent and Purchaser, on the one hand, or the Company (by the affirmative vote of a majority of the Continuing Directors), on the other hand, if the Merger is not consummated prior to the sixtieth calendar day following the expiration date of the Offer; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (e) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if either one (or any permitted assignee hereunder) is precluded by an order or injunction (other than an order or injunction issued on a preliminary basis) of a court of competent jurisdiction from consummating the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted; and (f) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company (i) shall have withdrawn its recommendation, consent to or approval of the Offer, the Merger or this Agreement, or (ii) determined to recommend to holders of the Common Shares or approve a Competing Transaction in the exercise of its Director Duty; provided, however, that the Company shall notify Parent and Purchaser promptly of any determination by its Board of Directors to recommend such Competing Transaction to the holders of the Common Shares or to approve such Competing Transaction, which notice shall in any such event be given: (A) not less than 24 hours prior to the Company's termination of this Agreement under this clause (ii); and (B) not later than substantially simultaneously with the first public announcement of such recommendation or approval. In the event of any termination and abandonment pursuant to this
Section 7.1, no party hereto (or any of its directors or officers) will have any liability or further obligation to any other party to this Agreement, except for obligations under Section 7.10 and pursuant to the Confidentiality Agreement and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                 7.2 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or agreements in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be; provided, however, that if the Merger is consummated, Sections 2.4, 2.6 and 5.8 hereof will survive the Effective Time to the extent contemplated by such Sections; and provided further, that Sections 1.2(a), (f) and (g), 4.16, 5.2.12 and 7.10 will in all events survive any termination of this Agreement.

                 7.3 Waiver and Amendment. Subject to the applicable provisions of the GCL, any provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any shareholder approval of the Merger which reduces the Merger Price without further shareholder approval, and provided further that any action by the Company to waive or amend any provision of this Agreement will require the approval of a majority of the Continuing Directors. No such waiver, amendment or supplement will be effective unless in a writing which makes express reference to this Section 7.3 and is signed by the party or parties sought to be bound thereby.

                 7.4 Entire Agreement. This Agreement, including all Schedules and Exhibits hereto, contains the entire agreement among Parent, Purchaser and the Company with respect to the Offer, the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among Parent, Purchaser, and the Company with respect to such matters, except the Confidentiality Agreement, which will remain in full force and effect throughout the Interim Period except for paragraph 5 thereof which is superseded hereby.

                 7.5 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed in that State.

                 7.6 Interpretation. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

                 7.7 Notices. All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                 If to the Company to:
                          The United States Shoe Corporation
                          One Eastwood Drive
                          Cincinnati, Ohio  45227-1197
                          Attention:  James J. Crowe, Esq.
                          Telecopier:  (513) 527-7880

                 With copies to:
                          Jones, Day, Reavis & Pogue
                          599 Lexington Avenue
                          New York, New York 10022
                          Attention:  William F. Henze II
                          Telecopier:  (212) 755-7306

                 If to Parent or Purchaser to:
                          Avant-Garde Optics, Inc.
                          44 Harbor Park Drive
                          Port Washington, New York 11050
                          Attention:  Michael A. Boxer, Esq.
                          Telecopier:  (516) 484-9010

                 With a copy to:
                          Winston & Strawn
                          175 Water Street
                          New York, New York 10038
                          Attention:  Jonathan Goldstein, Esq.
                          Telecopier:  (212) 858-4700
or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

                 7.9 Assignment. Purchaser will have the right (a) to assign to Parent or any other direct or indirect wholly owned subsidiary of Luxottica Group any and all rights and obligations of Purchaser under this Agreement, including without limitation the right to substitute in its place Parent or such a subsidiary as one of the constituent corporations in the Merger (such subsidiary assuming all of the obligations of Purchaser in connection with the Merger), provided that any such assignment will not relieve Parent or Purchaser from any of its obligations hereunder, and (b) to transfer to Parent or to any other direct or indirect wholly owned subsidiary of Luxottica Group the right to purchase Common Shares tendered pursuant to the Offer, provided that any such transfer will not relieve Purchaser from any of its obligations hereunder.

                 7.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

                 7.11 Obligation of Parent. Whenever this Agreement requires Purchaser or the Surviving Corporation to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Purchaser or the Surviving Corporation to take such action.

                 7.12 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Southern District of Ohio, this being in addition to any other remedy to which they are entitled at law or in equity.

                 7.13 Certain Definitions. For purposes of this Agreement, the term:

                      (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                          (b) "beneficial owner" with respect to any of the
                 Common Shares means, unless otherwise defined herein, a person who will be deemed to be the beneficial owner of such shares
                 (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates, or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                          (c) "Competing Transaction" means any of the following
                 involving the Company or any of it subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions (except in respect of the sale of the Company's Footwear Group to Footwear Acquisition Corp., pursuant to the Nine West Agreement); (iii) any tender offer or exchange offer for 50% or more of the shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection with any such exchange offer;

                          (d) "control" (including the terms "controlled",
                 "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

                          (e) "subsidiary" or "subsidiaries" of the Company,
                 Parent or Purchaser, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, Purchaser, Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 7.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                            AVANT-GARDE OPTICS, INC.


                            By: /s/ Claudio Del Vecchio
                                ------------------------------
                            Name: Claudio Del Vecchio


                            LUXOTTICA ACQUISITION CORP.


                            By: /s/ Claudio Del Vecchio
                                ------------------------------
                            Name: Claudio Del Vecchio


                            THE UNITED STATES SHOE
                            CORPORATION


                            By: /s/ K. Brent Somers
                                ------------------------------
                            Name: K. Brent Somers

                                                                         Annex A

         CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any Common Shares tendered, and (subject to the terms of the Merger Agreement) may postpone the acceptance for payment, the purchase of, and/or the payment for, Common Shares, and/or may amend or terminate the Offer if (i) the number of Common Shares validly tendered and not withdrawn prior to the expiration date for the Offer, when added to the Common Shares beneficially owned by the Purchaser and its affiliates, constitutes less than two-thirds of the Common Shares outstanding on a fully diluted basis (the "Minimum Share Condition"); (ii) the acquisition of Common Shares pursuant to the Offer by the Purchaser shall not have been authorized by the shareholders of the Company pursuant to Section 1701.831 of the Ohio Revised Code ("Section 831") at a special meeting of the holders of the Common Shares duly and validly called and held in accordance with Section 831 or the Purchaser is not satisfied, in its sole discretion, that Section 831 is invalid or inapplicable to the acquisition of Common Shares pursuant to the Offer (the "Control Share Condition"); or (iii) at any time before acceptance for payment for any such Common Shares (whether or not any Common Shares have theretofor been accepted for payment or paid for pursuant to the Offer), any of the following shall occur:

                 (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, regulatory or administrative agency, authority or commission, domestic or foreign, in each case that has a reasonable likelihood of success, which (i) challenges or seeks to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or the acquisition by the Purchaser of any Common Shares, or seeks to obtain any material damages with respect to the transactions contemplated by the Merger Agreement; (ii) seeks to prohibit or materially limit the ownership or operation by Luxottica Group, the Purchaser or their affiliates of any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel Luxottica Group or the Purchaser or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement; (iii) seeks to impose material limitations on the ability of Luxottica Group or the Purchaser or any of their affiliates to exercise full rights of ownership of the Common Shares, including without limitation the right to vote any Common Shares purchased by them on all matters properly presented


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

         to the shareholders of the Company; or (iv) seeks to prevent Luxottica Group or the Purchaser or any of their affiliates from acquiring, or to require divestiture by Luxottica Group or the Purchaser or any of their affiliates of, any Common Shares; or

                 (b) there shall have been any action taken, or any statute, rule, regulation, judgment, administrative interpretation, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Company or any affiliate of the Company, or to the Offer or the Merger, which is reasonably expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

                 (c) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                 (d) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Luxottica Group or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Common Shares; or

                 (e) either (i) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement; or (ii) any representation or warranty of the Company contained in the Merger Agreement, which is qualified as to materiality, shall not be true and correct, or any such representation or warranty that is not so qualified, shall not be true and correct in any respect which is reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, in each case either as of when made or as of such expiration or proposed termination of the Offer except as to any representation or warranty which speaks as to a specific date, which must be untrue or incorrect in the foregoing respects as of such specific date; or


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                 (f)  the Merger Agreement shall have been terminated pursuant to its terms; or

                 (g) the Board of Directors of the Company shall have amended, modified or withdrawn its (i) approval of the transactions contemplated by the Merger Agreement in a manner satisfying the requirements of paragraph 2(A) of Article Seventh of the Articles of Incorporation of the Company, (ii) determination that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (iii) approval of the Offer, the Merger Agreement and the Merger, (iv) recommendation that the holders of Common Shares authorize the purchase of Common Shares by the Purchaser for purposes of Section 831, (v) recommendation of acceptance of the Offer, the tender of Common Shares pursuant to the Offer and approval and adoption of this Agreement and the Merger by the holders of Common Shares, (vi) actions taken as contemplated by Section 1704.02(A) of the Ohio Revised Code in order to make Chapter 1704 of the Ohio Revised Code inapplicable to the Merger, or (vii) determination that the Offer is a Permitted Offer (as defined in the Rights Agreement) for purposes of the Rights Agreement (the "Recommendation") or shall have failed to publicly reconfirm such Recommendation upon the request of Luxottica Group or the Purchaser, which is reasonable in the circumstances, or shall have approved or recommended any of the following involving the Company or any of it subsidiaries: (A) any merger, consolidation, share exchange, business combination or other similar transaction; (B) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions (except in respect of the sale of the Company's Footwear Group to Footwear Acquisition Corp., pursuant to the Asset Purchase Agreement, dated as of March 15, 1995, among the Company, Nine West Group Inc. and Footwear Acquisition Corp.); or (C) any tender offer or exchange offer for 50% or more of the shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection with any such exchange offer; or shall have resolved to do any of the foregoing;

which, in the good faith sole judgment of Luxottica Group or the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or such acceptance for payment or purchase of or payment for any of the Shares.

         The foregoing conditions are for the sole benefit of Luxottica Group and the Purchaser. The foregoing conditions, other than the Minimum Share Condition and the Control Share


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

Condition, may be waived by the Purchaser in whole or in part at any time and from time to time in its sole judgment. The failure of Luxottica Group or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



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